Exhibit 5.2
May 20, 2011
To:
Nobao Renewable Energy Holdings Limited
Building 4, No. 150 Yonghe Road,
Shanghai, 200072
People’s Republic of China
Re: Legal Opinion on Certain PRC Law Matters
Dear Sirs,
We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (the “Opinion”). For the purpose of this Opinion, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.
We are acting as the PRC legal counsel for Nobao Renewable Energy Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), solely in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of a certain number of the Company’s American Depositary Shares (the “ADSs”) and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange (the “NYSE”).
In so acting, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals issued by Governmental

Authorities in the PRC and representatives of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion.
In rendering this Opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us. We have further assumed the accuracy and completeness of all factual statements in all the documents provided to us.
For the purpose of rendering this Opinion, where important facts were not independently established by us, we have relied upon certificates and confirmations issued by Governmental Authorities, the Company or representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.
As used herein, (a) “Governmental Authorities” means any court, governmental agency or body or any stock exchange authorities of the PRC and (b) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are officially published and publicly available.
Based on the foregoing, we are of the opinion that:
On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rules”), which became effective on September 8, 2006 and were amended on June 22, 2009. The New M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “CSRC Procedures”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.
Based on our understanding of current PRC Laws, including the New M&A Rules and the CSRC Procedures, we are of the opinion that:
a)	the CSRC has not issued any definitive rule or interpretation requiring offerings like this offering to be subject to the New M&A Rules and the CSRC Procedures;

b)	notwithstanding the above, given that the Company is not an SPV directly or indirectly controlled by PRC companies or individuals, the New M&A Rules do not require the Company to apply to the CSRC for its approval prior to the issuance and sale of the Company’s ADSs or the listing and trading of the ADSs on the NYSE; and

c)	the issuance and sales of the Company’s ADSs and the listing and trading of the Company’s ADSs on the NYSE do not conflict with or violate the New M&A Rules.
This Opinion only relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such PRC Laws or regulatory practice will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.
This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.
We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement and further consent to the reference of our firm’s name under the sections of Registration Statement entitled “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulations”, “Taxation” and “Legal Matters” included in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.
Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices